Exhibit 14.1

RUBICON TECHNOLOGIES, INC.

Code of Business Conduct and Ethics

Effective Date: August 15, 2022

1. Overview

The Board of Directors (the “Board”) of Rubicon Technologies, Inc. (the “Company”) has adopted the following Code of Business Conduct and Ethics (the “Code”) for directors, officers and employees of the Company. Additionally, vendors and suppliers doing business with the Company are expected to adhere to the principles in this Code. This Code is intended to focus individuals on areas of ethical risk, provide guidance to individuals to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each individual must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. This Code supplements, and is supplemented by, our additional policies and procedures, including the Company’s Insider Trading Policy, Guidelines for Public Disclosures and Communications with the Investment Community, Related Person Transaction Policies and Procedures, Audit Committee Procedures for Handling Reports of Potential Misconduct, and Principles of Corporate Governance as well as other policies and procedures that may be adopted by the Company from time to time (together, “Company Policies”).

Directors, officers and employees are responsible for adhering to the standards in this Code, for raising questions if they are in doubt about the best course of action and for reporting possible misconduct promptly after it comes to their attention. If an employee is in doubt about the propriety of any action, the employee should discuss it with his or her direct supervisor or the General Counsel. Directors and officers should contact the General Counsel or the Chairman of the Audit Committee.

2. Ethics

The Company, and each of its directors, officers and employees, wherever they may be located, must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both. As a director, officer or employee of the Company, you are required to adhere to the highest ethical standards.

You are expected to be honest, ethical and fair and should endeavor to deal fairly with the Company’s stakeholders (such as customers, vendors, suppliers, business partners, service providers, competitors and employees). You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Doing the right thing means doing it right every time.

You must also respect the rights of your colleagues and third parties. Your actions must be free from discrimination, libel, slander, harassment or bullying behavior. Each person must be treated with dignity and respect and accorded equal opportunity, regardless of age, race, sex, sexual preference, gender identity, color, creed, religion, national origin, marital status, veteran’s status, handicap or disability or any other characteristic protected by law. Harassing or bullying behavior can include, but is not limited to: making offensive comments, slurs, gestures or jokes; displaying offensive photos, videos or drawings; sending or posting offensive emails, texts or social media messages; engaging in unwanted touching; pressuring a fellow employee to engage in a personal relationship; being verbally or physically threatening, intimidating or abusive; or stereotyping or otherwise disparaging someone based on a protected characteristic.

In addition, violence, threats of violence and intimidation are not allowed in our workplace. Further, no one is permitted to work while under the influence of alcohol or drugs. The use, possession or distribution of illegal drugs in our workplace is prohibited. No one is permitted to consume alcohol on Company property or at Company functions, with the exception that employees of legal drinking age may consume alcohol in moderation at authorized Company functions.

Violations of ethical conduct cannot be excused because they were directed or requested by another. In this regard, you are expected to alert your supervisor (or, in the case of directors, the Company’s Legal Department) whenever an illegal, dishonest or unethical act is discovered or suspected. You will not be penalized for reporting your discoveries or suspicions.

3. Conflicts of Interest

You should avoid any personal activity, investment or association that could interfere or appear to interfere with good judgment concerning the Company’s best interests. A “conflict of interest” can occur when your personal or business interests are adverse to – or may appear to be adverse to – the interests of the Company as a whole. You may not exploit your position or relationship with the Company for personal gain. You should avoid even the appearance of such a conflict. Therefore, if you are related in any way to a vendor, supplier or other provider, you should not be the one to decide whether the Company will do business with that person. Subject to the provisions included in the Company’s Certificate of Incorporation, as it may be amended and/or restated from time to time, some examples of situations that could create a conflict of interest (and, in some cases, violate applicable law) are set out below:

●	Working for a competitor or running a business that directly competes with the Company.

●	Doing other outside work, if it’s for a customer, supplier or vendor, or if it could adversely impact your responsibilities to the Company.

●	Having a financial interest in a customer, supplier, competitor, business partner, vendor or supplier (excluding an interest of less than 1% in the stock of a publicly-traded company) or a family relationship with someone who works for a customer, supplier or vendor.

●	Transacting business on behalf the Company with a company in which you or a family member has a substantial financial interest.

●	Accepting loans, guarantees, or gifts from persons or entities who deal with the Company in those cases where acceptance of a loan, guarantee, or gift could create the appearance of a conflict of interest. Business gifts with a customer, supplier or vendor are acceptable if: (a) intended to create goodwill and sound working relationships, and not to gain improper advantage; and (b) consistent with common and acceptable business practice.

There are other situations in which a conflict of interest may arise.

Employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. If you have concerns about any situation, follow the steps outlined in the section on “Procedures for Reporting Possible Violations.”

4. Corporate Opportunities

You owe a duty to the Company to advance its interests when the opportunity to do so arises and are prohibited from taking for yourself opportunities that are discovered through the use of Company property, information or position. You may not use Company property, information or position for personal gain. In addition, you may not compete with the Company. If you become aware of any actual or potential business opportunity that relates to the Company, you may not take advantage of the opportunity or share the opportunity with anyone outside the Company without first receiving the approval of the Legal Department or the Board, as applicable.

Notwithstanding the foregoing, the duties of directors with respect to corporate opportunities are subject to the terms of the Company’s Certificate of Incorporation, as it may be amended and/or restated from time to time.

5. Confidentiality

You should maintain the confidentiality of information entrusted to you by the Company or by our stakeholders, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information about the Company or a third party, like a customer, partner, vendor or supplier, that you learn in the course of your work for the Company, including financial information, business performance metrics, customer and associate data, trade secrets, product designs, inventions, strategic information, and other confidential information that our business partners and third parties share with us. If you are uncertain about whether information is confidential, you should treat the information as confidential until further guidance is obtained. Note that the loss, misuse or improper access or disclosure of our customer’s information not only violates this Code and our values but may also be against the law and can lead to significant civil or criminal penalties.

Additionally, you may be further subject to confidentiality obligations in connection with a separate confidentiality agreement, which obligations are in addition to the confidentiality obligations under this Code.

6. Compliance with Laws

It is the Company’s policy to comply with all applicable laws, including all laws and regulations relating to antitrust and competition, trading, etc., and Company Policies. It is your personal responsibility to adhere honestly and in good faith to the standards and restrictions imposed by those laws, rules, regulations and Company Policies. Although no employee or director is expected to know the details of all these laws, rules and regulations, it is important for you to have a general understanding of the specific laws, rules and regulations that are relevant to your areas of responsibility at the Company. You should contact the Legal Department if you have questions about particular legal requirements or what the law permits.

7. Insider Trading

It is illegal to buy or sell securities using “material non-public information.” “Material information” generally means information where there is a likelihood that a reasonable investor would consider such information important in deciding whether to buy, hold or sell securities. “Non-public information” is information that is not generally known or available to the public. Insider trading is a crime punishable by civil penalties, criminal fines and prison. Companies may also face civil penalties for insider trading violations by their employees and other agents. In addition to being against the law, insider trading or allegations of improper trading of securities by our employees or directors can cause negative publicity for the Company and significant damage to our reputation and business.

While providing services to the Company, you may learn material non-public information about our Company or one of our business partners or other third parties. Employees and directors (as well as their family members and controlled entities) may not trade in the securities of any company when they are aware of material non-public information about that company. This policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers, vendors, business partners, distributors, suppliers and companies with which the Company may be negotiating a major transaction. In addition, employees and directors (as well as their family members and controlled entities) may not convey material non-public information about the Company or another company to others, or suggest that anyone purchase or sell any company’s securities while they are aware of material non-public information about that company. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to engaging in insider trading directly, even if the employee does not receive any money or derive any benefit from trades made by persons to whom the employee passed material non-public information.

Please refer to the Company’s Insider Trading Policy for more information.

8. Avoiding Corruption & Bribery

We must never compromise our integrity or our reputation to achieve a business goal. As part of our commitment to acting honestly, ethically and in compliance with the law, you must never take or offer any form of bribe. In addition, you must never ask or allow a third party to make or accept a bribe on our behalf. Bribes not only violate this Code and our standards for ethical business practices but they are against the law and can lead to significant civil or criminal penalties. You must avoid situations where an item of value you are providing or accepting might appear to influence a business decision. Bribery issues can be complex, so please contact the Legal Department if you have any questions or need to report any issues.

9. Maintaining Books and Records and Public Reporting

To provide an adequate system of internal accounting and controls, the Company is required under U.S. federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions. Also, the Company is required to provide full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or furnishes to, the Securities and Exchange Commission (“SEC”) and in all of its other public communications. The Company expects all personnel to ensure that those portions of its books, records and accounts for which they have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form. Similarly, the Company expects all personnel to ensure that all reports and documents filed with the SEC and all other public communications for which they are responsible, provide full, fair, accurate, timely and understandable disclosure and that the same are filed on a timely basis.

The Company’s business records must be maintained for the periods specified in accordance with the Company’s document retention policies, as they may be amended from time to time. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation or government inquiry or under subpoena or other information request be discarded or destroyed, regardless of the periods specified in the applicable policy. In addition, no one should ever destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence, another person.

10. Protection of Company, Customer, Vendor, Supplier and Business Partner Information and Company Assets

No one may use for his or her personal benefit, or reveal to others for their personal benefit, the Company’s confidential or proprietary information or that of its customers, vendors, suppliers and business partners. Additionally, all personnel must take appropriate steps, including securing documents, limiting access to computers and electronic media, and proper disposal methods, to prevent unauthorized access to such information.

You are also responsible for protecting the Company’s assets and ensuring their efficient use for legitimate purposes only, including our proprietary information and the proprietary information of any third party with respect to which the Company has incurred confidentiality obligations. You must protect these assets, including cash, company records, equipment and store merchandise, from theft and abuse. The Company allows its employees to make inconsequential, non-business use of its resources (such as use of Company phones to receive or make limited personal phone calls), as long as this use complies with legal and ethical requirements and with all applicable Company policies. You are expected to use good judgment and act in a professional manner when using these resources. You should be aware that any use of Company technology is not private, and the Company may access and review the information you send, receive or store for any business purpose.

11. External Communications and Political Contributions

The Company strives to maintain open, honest and consistent communications. To facilitate the accuracy and appropriateness of all information publicly disclosed, only authorized individuals are permitted to speak with or respond to inquiries from the media, shareholders, the investment community (such as securities analysts and investment advisors) and government entities. If you are not so explicitly authorized, you must make sure that whenever you communicate in public forums, online or otherwise, you make it clear that you do not represent or speak for the Company. In addition, if you are not so explicitly authorized, if you are contacted by a member of the media, a stockholder or a member of the investment community, you should decline to comment and should immediately refer all inquiries to the Company’s Chief Marketing & Communication Officer. Please refer to the Company’s Guidelines for Public Disclosures and Communications with the Investment Community for more information. Inquiries from a government entity should be referred to the General Counsel.

Further, you are not prohibited from participating in the political process and engaging in activities that improve our communities. If you do, however, you must never suggest that the Company endorses any political cause or candidate. No Company funds or services shall be paid or furnished to any political party or any candidate for, or incumbent in, any public office, regardless of whether the contributions are legal under the law of the state or country in which they are made.

12. Procedures for Reporting Possible Violations; No Retaliation

You are responsible for adhering to the standards in this Code, for raising questions if you are in doubt about the best course of action and for reporting possible misconduct promptly after it comes to your attention. The Company will take seriously any report regarding any possible violation of the federal securities laws, violations of any Company policy, including this Code, or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person confidential, wherever possible, consistent with the law and the need to conduct an adequate investigation. Where you know or believe that a possible violation of the federal securities laws, Company policy, including this Code, or some other illegal or improper conduct, including questionable accounting, internal controls and auditing matters concerning the Company, has occurred or is ongoing, you should promptly report the matter to your supervisor, if applicable, or, if you feel uncomfortable speaking with the supervisor (for whatever reason), to the Legal Department or, in the case of directors, to the Chairman of the Audit Committee so that, as appropriate, the report can be investigated and follow-up action taken. You may also report anonymously to our whistleblower hotline at 844-598-1864 or online at Rubiconglobal.ethicspoint.com. Complaints regarding violations in relation to accounting, internal controls or auditing matters will be investigated in accordance with the Audit Committee Procedures for Handling Reports of Potential Misconduct.

The Company strictly prohibits any retaliation, unfavorable or adverse employment consequences, and any form of harassment against any person who has submitted a good-faith report to the Company or who cooperates in a Company investigation. Any person who, directly, indirectly or through a third party, retaliates against any person who has made a report or cooperated in a Company investigation, or discourages any person from making a report, shall be subject to disciplinary action, which may include termination of employment. Any person who believes he or she has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint shall immediately report such action via any of the reporting channels described herein so that, as appropriate, the report can be investigated and follow-up action taken.

Nothing contained in this Code, nor in any agreement signed by you, prohibits you from voluntarily communicating with, reporting concerns to, filing a charge or complaint with, making lawful disclosures to, providing documents or other information to or participating in an investigation or hearing conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, SEC or any other federal, state or local agency charged with the enforcement of any laws regarding possible violations of law or regulations or from recovering whistleblower awards from the SEC or any other agency.

13. Code Enforcement

The Company may take any action it deems necessary to remedy any breach or violation of this Code, including but not limited to, terminating an employee, or seeking the resignation of a director, and/or recommending that a director not be nominated for re-election to the Board.

14. Waivers

Waivers of this Code are considered on a case-by-case basis and are discouraged. Waivers for directors and executive officers require approval by the Board, and waivers involving any other employee require the written approval of the Legal Department. Any waiver for a director or an executive officer shall only be granted in exigent circumstances and shall be disclosed as required by the rules of the SEC and the applicable listing exchange.

15. No Employment Contract

This document is not an employment contract between the Company and any of its employees and does not alter the Company’s current at-will employment relationship with any employee.